Exhibit 10.4

Execution Version

AMENDED AND RESTATED LEASE AND EASEMENT AGREEMENT

BETWEEN

COGEN LYONDELL, INC.

AND

LYONDELL CHEMICAL COMPANY

SEPTEMBER 6, 2005

TABLE OF CONTENTS

1.	LEASE OF PROPERTY	2

2.	LEASE TERM, RENEWALS	3

3.	USE	4

4.	IMPROVEMENTS	6

5.	RENTALS	7

6.	NET LEASE	8

7.	NO LIENS	8

8.	AD VALOREM TAXES	9

9.	LESSOR’S SERVICES	10

10.	EASEMENTS	10

11.	QUIET ENJOYMENT, ESTOPPEL	13

12.	MINERAL RESERVATION	14

13.	CONDEMNATION	14

14.	DAMAGE AND RESTORATION.	15

15.	INDEMNITIES, INSURANCE, LIABILITY AND REMEDIES	16

16.	EVENTS OF DEFAULT, REMEDIES	22

17.	LESSOR’S DEFAULT	23

18.	NON-WAIVER	23

19.	TRANSFER OF THE CLI FACILITY; ASSIGNMENT OF LEASE	23

20.	NOTICES	24

21.	REPRESENTATIONS OF THE PARTIES	25

22.	RECORDED MEMORANDUM	28

23.	NETTING, SET-OFF	28

24.	WAIVER OF LANDLORD’S LIEN	28

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25.	SURVIVAL	28

26.	FURTHER ASSURANCES	28

27.	ENTIRE AGREEMENT; AMENDMENTS	28

28.	APPLICABLE LAW	29

29.	SEVERABILITY	29

30.	COUNTERPARTS	29

31.	SUCCESSORS AND ASSIGNS	29

32.	NO ASSOCIATION, PARTNERSHIP OR JOINT VENTURE; THIRD PARTY BENEFICIARIES	29

33.	DISPUTE RESOLUTION	29

34.	SURVIVAL OF OBLIGATIONS	31

35.	GUARANTY ON BEHALF OF CLI	32

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AMENDED AND RESTATED LEASE AND EASEMENT AGREEMENT

THIS AMENDED AND RESTATED LEASE AND EASEMENT AGREEMENT (this “Lease”) entered into as of the      day of September, 2005, by and between COGEN LYONDELL, INC. (“Lessee”), a Texas corporation, and LYONDELL CHEMICAL COMPANY (“Lessor”), a Delaware corporation. (Lessor and Lessee are sometimes referred to herein individually as a “Party” and collectively as “Parties”).

W I T N E S S E T H:

WHEREAS, Lessor and Lessee are the current parties to a certain Lease (the “Original Lease”) dated as of November 7, 1984, by and between Atlantic Richfield Company, a Delaware corporation (formerly a Pennsylvania corporation) (herein called “Atlantic Richfield”), as lessor, and Power Systems Engineering, Inc., a Texas corporation (“PSE”), as tenant, as more fully set forth in Memorandum of Lease dated November 7, 1984, filed under Clerk’s File No. J779724 in the Official Public Records of Real Property of Harris County, Texas; and

WHEREAS, the Original Lease was amended by instruments recorded under Clerk’s File Nos. K348119, K794302 (refiled at K896573), M813774 and N721301, each in the Official Public Records of Real Property of Harris County, Texas, to which Original Lease and the amendments thereto, as recorded, reference is here made for all purposes (the Original Lease as so amended and as may be further amended from time to time being hereinafter referred to as the “Existing Lease”); and

WHEREAS, Atlantic Richfield entered into a certain Easement Agreement dated November 7, 1984, with PSE, recorded under Clerk’s File No. J779725 in the Official Public Records of Real Property of Harris County, Texas, which Easement Agreement was assigned to Lessee by the Assignment and was amended by instruments recorded under Clerk’s File Nos. K348119, K794302 (refiled at K896573), M813774 and S401087, each in the Official Public Records of Real Property of Harris County, Texas, to which Easement Agreement and the amendments thereto reference is here made for all purposes (the said Easement Agreement as so amended and as may be further amended from time to time being hereinafter referred to as the “Easement Agreement”); and

WHEREAS, Atlantic Richfield conveyed to Arco Chemical Company, a Delaware corporation (“ACC”), by Special Warranty Deed dated September 24, 1987, the real property affected by the Existing Lease and the Easement Agreement, which deed is recorded under Clerk’s File No. L352663 in the Official Public Records of Real Property of Harris County, Texas; and

WHEREAS, Atlantic Richfield assigned to ACC and ACC assumed all of the rights, title, interest and obligations of Atlantic Richfield in, to and under the Existing Lease and the Easement Agreement by that certain Assignment dated effective September 29, 1987, which Assignment is recorded under Clerk’s File No. L768327 in the Official Public Records of Real Property of Harris County, Texas; and

WHEREAS, Lessor is the successor in interest to ACC in and to the real property affected by the Existing Lease and the Easement Agreement and ACC’s rights under the Existing Lease and the Easement Agreement; and

WHEREAS, ACC granted and conveyed an Easement dated as of October 19, 1997, to Lessee relating to the transportation of cooling tower blowdown water, which Easement is recorded under Clerk’s File No. S760662 in the Office of the County Clerk of Harris County, Texas and recorded under Film Code Number 515-95-1978 of the Official Public Records of Real Property of Harris County, Texas; and

WHEREAS, in furtherance of the rights granted in the Existing Lease and the Easement Agreement, Lessor and its predecessors have granted and conveyed to Lessee and its predecessors various other easements over the lands of Lessor; and

WHEREAS, Lessor and Lessee are the current parties to a Steam and Electric Power Sales Agreement effective as of March 31, 1992, as amended (the “Existing SEPSA”) initially entered into between ACC and Lessee, pursuant to which Lessee sells to Lessor steam and electric power from the CLI Facility (as defined in the SEPSA (except deleting the phrase “real property,” and replacing the word “Agreement” with the word “Lease”), the “CLI Facility”); and

WHEREAS, Lessor and Lessee are entering into a new Steam and Electric Power Sales Agreement (the “SEPSA”) contemporaneously herewith to become effective on January 1, 2007 after the scheduled termination of the Existing SEPSA; and

WHEREAS, Lessor and Lessee are entering into a Services Agreement (the “Services Agreement”) contemporaneously herewith to become effective on January 1, 2007 to provide for services for the Premises; and

WHEREAS, Dynegy Holdings Inc., a Delaware corporation (“CLI Guarantor”) is issuing a guaranty contemporaneously herewith with respect to the payment obligations of Lessee under the SEPSA, Services Agreement and this Lease;

WHEREAS, Lessor and Lessee desire to amend and restate the Existing Lease in its entirety;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Lessor and Lessee agree that the Existing Lease shall be and is hereby amended and restated in its entirety to read as follows:

1. Lease of Property.

Lessor hereby leases to Lessee and Lessee hereby leases from Lessor, subject to the terms, conditions and reservations hereinafter set forth, four (4) tracts of land containing in the aggregate 16.2231 acres, more or less, situated in the County of Harris, State of Texas, being more particularly described by metes and bounds as Tracts A, C, L and N as set forth on Exhibit A attached hereto and made a part hereof (the “Leased Premises”), together with the easements granted to Lessee pursuant to Paragraph 10 of this Lease (the “Easements”) and subject to the reservations and limitations set forth in this Lease, all rights, privileges and appurtenances belonging to or pertaining to the Leased Premises. The parcels of land subject to the Easements, as set forth on Exhibit B are collectively called the “Easement Parcels.” The Leased Premises and the Easement Parcels are collectively called the “Premises”.

2. Lease Term, Renewals.

(a) The initial term of this Lease shall be for the period commencing at 00:00 CPT on January 1, 2007 (the “Term Commencement Date”) and extending until, and ending at, 00:00 CPT January 1, 2032 (the “Primary Term”).

(b) Unless Lessee gives Lessor written notice of termination at least three (3) years prior to the expiration of the Primary Term or any subsequent Renewal Term (as defined below) after the expiration of the Primary Term, this Lease shall continue automatically for successive Renewal Terms (not to exceed eight (8) Renewal Terms) of two (2) years each (with the last Renewal Term being only one year) upon the same terms and conditions that are effective as of the last day of the Primary Term for the first Renewal Term and the last day of the then current Renewal Term for subsequent Renewal Terms (the Primary Term, together with any renewal thereof, whether pursuant to the terms of this Lease or otherwise by a written agreement thereof executed by Lessor and Lessee, is herein called the “Term”). It is provided, however, that if the SEPSA shall expire or be terminated during the Term of this Lease, then Lessee may not cause this Lease to be automatically extended pursuant to the provisions of this paragraph (by failing to provide the written notice of termination set forth above) for a period extending beyond the expiration of ten years from the expiration or termination of the SEPSA. Accordingly, if the SEPSA shall so expire or be terminated, then notwithstanding the other provisions of this paragraph (b), any Renewal Term otherwise in effect shall expire at the expiration of such ten year period after the termination of the SEPSA. Nothing contained in the preceding two sentences of this paragraph (b) shall either limit in any respect the Primary Term of this Lease, or increase the number of Renewal Terms permitted hereunder above the eight (8) Renewal Terms set forth above.

(c) Notwithstanding the provisions of Paragraph 2(a) or 2(b), if the SEPSA shall expire or be terminated during the Term of this Lease, Lessee may, at its sole election, terminate this Lease upon giving notice to Lessor of its election to do so (a “Termination Notice”). Such Termination Notice may be given while the SEPSA shall be in force and effect (the “SEPSA Term”), but shall only be effective at the later of (i) three hundred sixty-five (365) days after such Termination Notice is given and (ii) the date on which the SEPSA Term shall expire or terminate.

(d) This Lease shall also expire if the Improvements (as hereinafter defined) are not used for any of the purposes permitted under Paragraph 3 for a period of twelve (12) consecutive months, exclusive of (i) Force Majeure (as defined in the SEPSA (provided that, if the SEPSA is not in force and effect, to the extent only that such condition prevents Lessee from using the Improvements for the purposes permitted under such Paragraph 3)), (ii) periods of restoration following a casualty or Taking, or (iii) during any Ready State Period. “Taking” means (a) any condemnation, taking, nationalization, exercise of eminent domain rights, seizure, compulsory transfer or expropriation by a Governmental Authority (as defined in the SEPSA, “Governmental Authority”), (b) any assumption by a Governmental Authority of control or ownership of any Property (as defined in the SEPSA) or business operations, or (c) any circumstance or event, or series of circumstances or events in consequence of which any of the foregoing occurs. “Ready State Period” means a period, not to exceed one thousand ninety-five (1,095) consecutive days, in which Lessee has idled the Improvements in such a way that the Improvements could promptly begin to produce Steam and Electricity (as those terms are defined in the SEPSA) as demonstrated by performance tests performed by Lessee (a) within sixty (60) days after a request of Lessor, and (b) at least annually, in accordance with testing protocols developed by Lessee and approved by Lessor, such approval to not be unreasonably withheld. In determining the consecutive days making up the Ready State Period, (x) the performance tests shall not cause the then-existing Ready State Period to end and, (y) operations must continue for a consecutive period of one hundred eighty (180) days in order for the then existing Ready State Period to end. Lessee shall be responsible for any and all expenses associated with the first performance test requested by Lessor in any calendar year, while Lessor shall pay for any and all expenses associated with any subsequent performance test requested by Lessor after the first performance test so requested by Lessor in any calendar year.

(e) Upon termination of this Lease, Lessee shall surrender possession of the Premises quietly and peaceably to Lessor, subject, however, to Lessee’s rights to remove Improvements as set forth in Paragraphs 4 and 14 hereof.

3. Use.

(a) Lessee shall use the Leased Premises for the erection, construction, operation and maintenance of steam and/or electric generating and transmission facilities and related facilities, for the sale of steam and/or electricity produced therefrom, and for no other purpose. Lessee shall not use nor permit to be used the Premises in any manner or for any purpose which will cause forfeiture of title of Lessor or which causes or might cause a material violation of any restriction with respect to the use of the Premises.

(b) At all times during the term of this Lease and at no expense whatsoever to Lessor, with respect to their activities upon or affecting the Premises, Lessee shall comply (and shall exercise commercially reasonable efforts to cause all of its customers, invitees, licensees, and all Members (as defined in the SEPSA) of the CLI Group (as defined in the SEPSA), to comply) in all material respects or cause compliance with all Legal Requirements (as defined in the SEPSA, “Legal Requirements”) covering or affecting the Premises or the Improvements or operations thereon, irrespective of the cost or expense of any such compliance; subject, however, to Lessee’s right to contest as set forth in Paragraph 8(d) hereof.

(c) To the extent consistent with applicable Legal Requirements, Lessee shall occupy, use and operate (and shall exercise commercially reasonable efforts to cause all of its customers, invitees, licensees, and all Members (as defined in the SEPSA) of the CLI Group (as defined in the SEPSA), to occupy, use and operate) the Premises and

Improvements in compliance with the “Lyondell/Equistar Channelview Plant Contractor Safety Handbook”, a copy of which has been provided to Lessee. “Channelview South Complex” means the industrial complex near Channelview, Harris County, Texas, more precisely described in Exhibit A to the SEPSA and the real property therefor.

(d) Lessee shall not conduct any soil or groundwater testing on, at or within the Premises without prior consultation with and, except to the extent necessary to respond to any spill or other release upon the Premises or otherwise at the direction or request of a Governmental Authority, the approval of Lessor. If any such soil or groundwater testing is otherwise required under EHS Law (as defined below), each Party shall be responsible for timely notifying the other of such requirement and Lessee shall have the right at its expense unless the Parties agree otherwise, but without Lessee accepting responsibility for any related Claim and subject to a reimbursement right against Lessor if and to the extent that Lessor has ultimate responsibility for any related Claim under Paragraph 15 hereof, to contest such governmental requirement and/or to perform the required testing. To the extent that any Remediation Activities (as defined below) or other activities may become necessary following the completion of such testing, the Parties shall confer in an attempt to reach agreement upon the Remediation Activities required and the Party who will conduct the Remediation Activities. If the Parties are unable to agree on the Remediation Activities required by applicable Legal Requirements or on who will conduct such Remediation Activities, and (i) Lessee believes that specific Remediation Activities are required (but Lessor does not believe so), then Lessee shall have the right, without accepting responsibility for any related Claim and subject to a reimbursement Claim to the extent that Lessor has ultimate responsibility for any related Claim under Paragraph 15 hereof, to perform any Remediation Activities that it believes are required following the completion of such testing or (ii) Lessor believes that specific Remediation Activities are required (but Lessee does not so believe), then Lessor shall have the right, without accepting responsibility for any related Claim and subject to a reimbursement Claim to the extent that Lessee has ultimate responsibility for any related Claim under Paragraph 15 hereof, to perform any Remediation Activities (as defined below) that it believes are required following the completion of such testing. “EHS Law” means any Legal Requirement relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful. “EHS Laws” does not include the Occupational Safety and Health Act or any other Legal Requirements governing worker safety or workplace conditions. “Remediation Activities” means (i) monitoring, investigation, cleanup, containment, excavation, removal, mitigation, treatment, response or restoration work, including institutional and engineering controls, (ii) obtaining any environmental Permit (as defined in the SEPSA, “Permit”) necessary to conduct any such activity, (iii) preparing and implementing any plans or studies for any such activity and (iv) obtaining a written notice from the Governmental Authority with jurisdiction over the matter under applicable EHS Law that no material additional work is required by such Governmental Authority. With respect to any costs of Remediation Activities to be conducted by a Party pursuant to this paragraph for which such Party seeks recovery from another Party, such Remediation Activities shall be limited to the actual reasonable costs necessary and appropriate to bring the Premises into compliance with EHS Laws, and shall not include any Remediation Activities not required to bring the Premises into compliance.

4. Improvements.

(a) Lessee and/or its predecessors in title has erected or caused to be erected upon the Premises a cogeneration facility for the production of electric power and steam energy, and Lessee, at any time during the Term of this Lease, may make alterations and additions to such cogeneration facility as it deems fit and proper to produce electric power and steam (such cogeneration facility, any alterations and additions thereto and any facilities, additions or other materials otherwise placed on the Premises are herein called the “Improvements”). Any alterations or additions undertaken by Lessee hereunder shall be performed with due regard for the safety of Lessor’s facilities adjacent to the Premises, and any such additional Improvements which are to be connected to, or which would impair the operations at, the plant and facilities located at the Channelview South Complex shall not be so connected or used until approved by Lessor, which approval will not be withheld unless Lessor shall reasonably determine that such Improvements would constitute a threat to the safety of the plant and facilities located at the Channelview South Complex.

(b) Lessee shall keep and maintain the Improvements in such operating condition and repair so as to (i) comply with Legal Requirements and the Lyondell/Equistar Channelview Plant Contractor Safety Handbook and (ii) not create any hazardous condition or public or private nuisance.

(c) Lessor and Lessee acknowledge and agree that any Improvements now or hereafter erected upon the Premises, including, but not limited to, all buildings, structures, equipment and other improvements heretofore or hereafter placed upon the Premises or attached to portions of any personal property, improvements or equipment located on the Premises, shall retain their character as personal property and shall remain the sole and exclusive property of Lessee, regardless of the manner of installation or affixation of such Improvements.

(d) Subject to Lessee’s reasonable rules of safety and other site policies (a current copy of which has been provided to Lessor (“Lessee’s Policies”), Lessee shall permit Lessor to enter the Premises at all reasonable times for the purposes of (i) on reasonable prior notice inspecting the same for compliance with the terms of this Lease, (ii) on reasonable prior notice (except in an emergency, when no notice shall be required) performing any activities reasonably necessary to operate or maintain the safety and security of the Channelview South Complex, (iii) on reasonable prior notice to conduct Remediation Activities, to the extent that Lessor is to perform the same under Paragraph 3(d), and (iv) performing any work at the Premises that may be necessary by reason of Lessee’s default under the terms of this Lease pursuant to the exercise of Lessor’s self-help remedies under Paragraph 33(e). Nothing herein shall imply any duty upon the part of Lessor to do any such work which Lessee is required to perform, and the performance thereof by Lessor shall not constitute a waiver of Lessee’s default in failing to perform the same.

(e) The parties hereto further agree that all Improvements may be removed by Lessee during the Term of this Lease or upon the expiration or other termination of this Lease, subject to Lessee’s obligation to restore the site of any such removed improvement as hereinafter set forth. Any such removal shall be conducted without undue interference with, and without impairing to any material extent, the operations at the Channelview South Complex (exclusive of the Leased Premises). Lessee shall remove all debris, fill all holes and repair all physical damage caused to the Leased Premises or to Lessor’s plant and facilities located adjacent to the Leased Premises by removal of the Improvements and shall restore, as near as practical, the Leased Premises and Lessor’s said plant and facilities to their condition existing as of the date of the Existing Lease (excepting only pilings and foundations which may be abandoned); provided, however, that if such removal and repair is not performed by Lessee, Lessor may undertake or may cause to be undertaken such removal and repair, and Lessee shall be liable for the cost of such removal and repair; provided, further, that any Improvements not removed during the term of this Lease, including any holdover term as hereinafter provided, shall become the sole property of Lessor upon termination of this Lease. If required to allow Lessee reasonable time to remove the Improvements, Lessee may holdover following the termination of this Lease for a period not to exceed two (2) years subject to all terms and conditions of this Lease, with the monthly Base Rent to be determined under Paragraph 5 below.

(f) Notwithstanding the provisions of Paragraph 4(e) above, upon the expiration or termination of the SEPSA, it is agreed that Lessor shall have the non exclusive right to use such portion of the CLI Electric Interconnection Facilities (as defined in the SEPSA) as may be designated by Lessee for such use in consideration of the payment by Lessor to Lessee of an amount equal to Lessee’s actual costs of operating and maintaining the CLI Interconnection Facilities (including, without limitation any capital cost necessary to comply with any Legal Requirements or Prudent Operator Standards) plus 20% of such actual costs, pro rated based upon the relative usage of such CLI Interconnection Facilities by Lessor and Lessee during any relevant monthly period. Lessee shall be compensated for such amount by monthly set off against the Base Rental. In furtherance of this right of use, Lessee agrees not to reduce the number of CenterPoint Houston Electric circuits to which the CLI Electric Interconnect Facilities are connected in a manner which would adversely affect the ability of Lessor to receive electricity. Upon the termination of this Lease, Lessor shall have the right to purchase the CLI Interconnection Facilities, free and clear of all Encumbrances for an amount equal to the Fair Market Value (as defined below) of such facilities less the estimated cost of demolishing and removing such facilities from the Premises by giving notice to Lessee of such election not less than five (5) Business Days (as Business Day is defined in the SEPSA, “Business Day”) after the termination of this Lease. “Fair Market Value” means the price a willing buyer would pay a willing seller for such facilities, with neither under any compulsion to buy or sell, taking into account the age and condition of the facilities. This Paragraph 4(f) shall survive termination of this Lease.

5. Rentals. The rent for the Premises shall be as follows:

(a) During the Term of this Lease, Lessee shall pay to Lessor monthly installments of base rent (the “Base Rent”) for the first Lease Year (as defined below) in the amount of $150,000. For each subsequent Lease Year (and any holdover period) during the Term Lessee shall pay to Lessor monthly installments of Base Rent in the amount of 101.5% of the preceding Lease Year’s (or any holdover period’s) monthly installment of Base Rent. “Lease Year” means the twelve-month period commencing on the Term Commencement Date and each anniversary thereof.

(b) The first monthly installment of Base Rent shall be due on January 25, 2007, and each monthly installment thereafter shall be due on the twentieth-fifth day of each month during the Term of this Lease.

(c) The Base Rent, any “Service Rent” (as defined in Paragraph 9(c) below) and any other sums which may become payable to Lessor hereunder (collectively, “Rent”) shall be paid by Lessee to the order of Lessor, at the offices of Lessor at 8280 Sheldon Road, Channelview, Texas 77530 or such other address as Lessor designates in accordance with the notice provisions of Paragraph 20 in immediately available, lawful money of the United States of America, without notice, demand, deduction, offset, setoff or abatement, except as set forth in Paragraph 23. For any monthly installment of Base Rent or Services Rent not paid within ten (10) days after the due date thereof, Lessee shall pay to Lessor as a late charge, an amount equal to interest on the unpaid amount per annum equal to the lesser of (i) the prime rate of interest as reported in The Money Rates table of The Wall Street Journal from time to time in effect and (ii) the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum nonusurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged or received under applicable Legal Requirements.

6. Net Lease. The Base Rent payable hereunder shall be absolutely net to Lessor, free of any Taxes, costs, expenses, charges or other deductions whatsoever with respect to the Premises and the ownership, leasing, operation, management, maintenance, repairing, rebuilding, use or occupation thereof. For purposes of this section, “Taxes” means: (a) taxes, fees, levies, duties, deductions, payments, assessments, imposts and other similar charges assessed by any governmental authority or quasi-regulatory body, but excluding any income taxes, net worth taxes, franchise taxes, privilege taxes, doing business taxes, capital gains taxes, excess profits taxes, minimum or alternative minimum taxes, accumulated earnings taxes, personal holding company taxes, succession taxes, estate taxes, or any other taxes imposed on, based on, or measured by, gross or net income, receipts, capital, or net worth.

7. No Liens.

(a) Except as provided in Paragraph 19 hereof, during the Term hereof Lessee shall keep its interests in the Premises free and clear of all liens and other Encumbrances (as defined in the SEPSA, “Encumbrances”), if any. Lessee shall promptly, at its own expense, take such action as may be necessary to discharge any such lien if the same shall arise at any time. Lessee has no power, right or authority to create any consensual lien or Encumbrance that binds Lessor or encumbers Lessor’s fee estate in the Premises. Without limiting the generality of the foregoing, it is expressly acknowledged and understood by Lessee that Lessor’s fee estate is not subordinated to any mortgage, deed of trust or other Encumbrance securing financing for the benefit of Lessee, and any party acquiring any interest pursuant to any such mortgage, deed of trust or Encumbrance takes such interest subject to this Lease.

(b) Except as permitted under Paragraph 10, during the Term hereof, Lessor shall not directly or indirectly create, incur, assume or suffer to exist any Encumbrance on or with respect to the Premises, title thereto or any interest therein purporting to be superior to the rights and estate of Lessee under this Lease. Lessor shall promptly, at its own expense, take such action as may be necessary to discharge any such Encumbrance if the same shall arise at any time.

8. Ad Valorem Taxes.

(a) During the term of this Lease, Lessee shall be responsible for all ad valorem taxes levied or assessed against the Leased Premises and the Improvements. Lessor shall render the Leased Premises to the taxing authorities having jurisdiction thereof, shall pay such taxes assessed thereon, and shall bill Lessee for such taxes, and Lessee shall reimburse Lessor therefor. Lessee shall render the Improvements to the taxing authorities having jurisdiction thereof and shall pay such taxes assessed thereon. Lessee shall also pay all other taxes, assessments and governmental charges levied upon or which are or may become a lien against the Leased Premises and the Improvements. Within fifteen (15) days after the last date any such item may be paid without default or penalty, Lessee shall submit, if requested by Lessor, for Lessor’s inspection copies of proper receipts or other satisfactory evidence showing the payment of all items which Lessee is obligated to pay hereunder.

(b) If, during the Term of this Lease, the Leased Premises shall not be separately assessed but shall be assessed as part of a larger tract of land, then Lessee and Lessor shall apportion any taxes resulting form such assessment. Lessee’s proportionate share of any such taxes, if any, shall be determined by multiplying the amount of such taxes by a fraction, the numerator of which shall be the acreage of the Leased Premises, and the denominator of which shall be the acreage of all the land covered by such taxes. Before the calculation of each Party’s proportionate share of the taxes, the amount of any such taxes shall be reduced by (a) the amount of taxes based upon oil, gas or other minerals under or removed from the Leased Premises or the other land covered by the joint assessment, and (b) the amount of the taxes attributable to all improvements located on the entire assessed tract, including the Leased Premises. Lessor’s proportionate share of the taxes calculated hereunder shall then be increased by the amount of the taxes allocable to (i) the improvements owned by Lessor, and (ii) the oil, gas or other minerals under or removed from the Leased Premises and other land covered by the joint assessment, and Lessee’s proportionate share of the taxes so calculated shall be increased by the amount of the taxes, if any, allocable to those Improvements owned by Lessee. Lessor and Lessee shall each, on request of the other, apply individually (if legally required) or join in the other’s application (if legally required) for separate assessments for the Leased Premises.

(c) Within fifteen (15) days after the date on which any such tax may be paid without default or penalty, Lessee shall, if requested by Lessor, submit for Lessor’s inspection copies of proper receipts or other satisfactory evidence showing the payment of all items which Lessee is obligated to pay hereunder, and Lessor shall submit, within such period and if requested by Lessee, for Lessee’s inspection, copies of proper receipts or other satisfactory evidence showing the payment of all items which Lessor is obligated to pay hereunder.

(d) Lessor, on request of Lessee, shall reasonably cooperate with Lessee in protesting, appealing, contesting, or otherwise disputing the appraised value of the Leased Premises.

9. Lessor’s Services.

(a) Lessor shall have no obligation hereunder for maintenance or repairs of the Premises or the Improvements. Lessor shall have no obligation pursuant to this Lease to furnish to Lessee any services, except for the Included Services as defined below.

(b) Except as provided to the contrary in the SEPSA or the Services Agreement, Lessee shall pay all charges for drainage, treatment of surface water runoff and waste disposal, and for gas, electricity and any other fuel or utilities consumed or used by Lessee or required in connection with its use of the Premises.

(c) Lessor has agreed to supply the Services described in Attachments A-4, A-5, A-6, A-7, A-9, and A-10 to the Services Agreement (the “Included Services”) in accordance with and subject to the terms and conditions of the Services Agreement. In consideration for the performance by Lessor of the Included Services, the Parties have agreed that the Lessor shall be entitled to receive the sum of $18,000 per month (the “Services Rent”) for the calendar year commencing January 1, 2007, subject to escalation in accordance with the further provisions hereof. For each subsequent calendar year, the Services Rent shall be equal to 101.5% of the preceding year’s monthly installments of the Services Rent. It is provided, however, that during the SEPSA Term, the Lessor shall waive payment of the Services Rent, but the Services Rent shall nonetheless continue to be subject to escalation under the provisions of this paragraph. To the extent that the Services Rent (as escalated) is to be paid pursuant to the terms of this paragraph, it shall be due and payable at the time that the Base Rent is payable pursuant to Paragraph 5(b) above.

10. Easements.

(a) Subject to the easements granted Lessee pursuant to other provisions of this Paragraph 10, Lessor reserves perpetual, non-exclusive, easements (the “Lessor Retained Easements”) for the purpose of vehicular and pedestrian ingress/egress, over and upon the parking areas, access ways, entrances and exits, as such areas shall, from time to time, be developed, altered or modified on the Leased Premises, and on, over and under such portions of the Leased Premises as are not occupied by and would not interfere to any material extent with the Improvements or Lessee’s use and operation thereof, as they may exist at the time of installation, for the installation, maintenance, operation, replacement and repair of communication lines, sewer, water, gas, electric and other utilities and related facilities to any of the foregoing, for fuel, feedstock and product lines and related facilities, and such other equipment necessary for the provision of services to the Channelview South Complex, at locations approved by Lessee, which approval will not be unreasonably withheld. The Lessor Retained Easements are appurtenant to Lessor’s other property within the Channelview South Complex (“Lessor’s South Plant Property”), for the use and benefit of Lessor, its successors and assigns, its Affiliates (as Affiliate is defined in the SEPSA, “Affiliate”), employees and agents and such of Lessor’s invitees, licensees, contractors and other owners or operators of facilities within the Channelview South Complex to whom Lessor licenses such use. Lessor’s South Plant Property is more particularly described in the Exhibit H attached to this Lease.

(b) Pursuant to the Amendment to Easement Agreement (the “Easement Amendment”) executed by Lessor and Lessee contemporaneously with this Lease in the form attached hereto as Exhibit I, Lessor grants to Lessee, for the Term of this Lease, non-exclusive easements appurtenant to the Leased Premises, to use those portions of Lessor’s South Plant Property designated by Lessor for pedestrian and vehicular ingress and egress over and along the roads within the Channelview South Complex that lead to the Leased Premises from the entrances to the Channelview South Complex. Lessor has also GRANTED, SOLD and CONVEYED, and by these presents does hereby GRANT, SELL and CONVEY unto Lessee and its successors and assigns for the term of this Lease, the easements and rights-of-ways as described in the instruments listed on Exhibit D (the “Easement Agreements”) subject to the terms and provisions of the Easement Agreements and the terms and conditions hereof.

(c) In furtherance of the operations of the Improvements permitted on the Leased Premises and pursuant to the Easement Amendment, Lessor grants to Lessee, for the Term of this Lease (i) all such easements as are required for the purposes of transmitting water, wastewater, natural gas, fuel and steam and electric power and other utilities to the Leased Premises and the Improvements including, but not limited to, rights-of-way and easements to cross roads adjacent to the Leased Premises with overhead piperacks and to bore under said roads with pipe-lines as may be necessary to join one portion of the Leased Premises with another in areas designated by Lessor in its reasonable discretion and (ii) a non-exclusive easement appurtenant to the Leased Premises, for the Term of this Lease, as may be necessary for the operation and maintenance of any portion of the Improvements located on portions of Lessor’s South Plant Property other than the Leased Premises. All Easements have been granted without additional compensation payable to Lessor, but Lessee agrees to bear any incremental costs payable to third parties actually incurred in determining the location of the easement tract, including specifically, but without limitation, the costs of any survey reasonably requested by either Party. Without limiting the foregoing, Lessor also agrees to grant to Lessee an easement in recordable form covering and describing a route for a steam pipeline and related facilities (including condensate return line) necessary to deliver steam from the Improvements to Lessor’s facilities. Any easements to be granted pursuant to this Paragraph shall be granted through amendments to the Original Easement Agreement, provided that (1) any such easement granted shall be subject to this Paragraph 10 in addition to the other provisions of this Lease referenced in the Original Easement Agreement and (2) each cross-reference therein to a paragraph in the Existing Lease shall be deemed to be a cross-reference to a paragraph of this Lease, and (3) each cross-reference therein to Paragraph 14 of the Existing Lease shall be deemed to be a cross-reference to Paragraph 15 of this Lease. For purposes of this Lease, “Original Easement Agreement” means the easement agreement listed as item 1 of Exhibit D together with any amendments thereto.

(d) Intentionally deleted.

(e) Each Party shall comply with the Legal Requirements and the Lyondell/Equistar Channelview Plant Contractor Safety Handbook (and to the extent that the applicable operations are to be performed on the Premises, Lessee’s Policies), in connection with its construction, operation, repair, replacement and use of the easements granted under this Paragraph 10. With respect to easements other than the access and right-of-way easements granted above, each Party shall be entitled to limit and restrict the areas covered by the easements reserved or granted by the foregoing provisions of this Paragraph 10 to those portions of the easement areas which actually are occupied and reasonably are needed by either Party to occupy and operate its respective installations. The Party so desiring to restrict said easement areas may require the grantee, at the first Party’s request, to obtain metes and bounds legal descriptions of the proposed limited easement areas and upon approval by the granting Party, which shall not be unreasonably withheld, the limited easement areas described by metes and bounds shall become the easement areas referred to in the foregoing provisions of this Paragraph 10. Additionally, the granting Party shall have the right to relocate any utility or other installations of the grantee, provided such relocation is done at the expense of the grantor and such relocation is performed at such time, pursuant to consultation and agreement with the grantee, so as to have minimal disruption to grantee’s business.

(f) If Lessor or Lessee shall desire to exercise its right to use portions of the Premises or Lessor’s South Plant Property for the easements for the construction, placement, repair or removal of access or utilities pursuant to the above provisions of this Paragraph 10, then in addition to the provisions of Paragraph 10(e), the following provisions shall apply to such use:

(i) The Party constructing any improvements shall construct such improvements in the Easement Parcels in accordance with Legal Requirements, using contractors who shall provide insurance naming the other Party as an additional insured, free of all Liens and in such a manner as to not interfere with the other Party’s operations.

(ii) To the extent any such improvements are constructed and owned by the Lessee, the easement areas and the Improvements located thereon shall be included within the meaning of the term Improvements for purposes of this Lease and within the meaning of the term Premises for purposes of Paragraph 1.

(iii) The assessable value of the improvements constructed in the Easement Parcels shall be allocated to the Party constructing and owning such improvements for purposes of calculating its share of taxes and assessments pursuant to Paragraph 8 hereof.

(iv) The Party constructing and owning such improvements shall properly maintain the improvements in the easement areas.

(g) Pursuant to the Easement Amendment, Lessee, for itself and on behalf of its predecessors, parent companies, successors and assigns, does hereby release and relinquish any and all rights it or they might have in and to the tracts of land described in the Exhibit G attached hereto, and all such rights therein do hereby revert to Lessor. The Easement Parcels shall now be and are hereby deemed not to include such tracts of land.

(h) TO HAVE AND TO HOLD the Easements unto Lessee, its successors and assigns, as appurtenances to and covenants running with the Leased Premises, until the expiration or any earlier termination of the Term, SUBJECT, HOWEVER, to the conditions, covenants and agreements to be kept, observed and performed by Lessee in this Lease.

11. Quiet Enjoyment, Estoppel.

(a) Lessor hereby agrees that for the Term of this Lease, Lessee will, upon payment of the Base Rent due hereunder and upon Lessee fully observing and performing its covenants and obligations hereunder, quietly and peaceably possess and enjoy the Premises, subject, however, to those restrictions, easements and other title matters set forth on Exhibit C attached hereto and made a part hereof and to the mineral reservation hereinafter specifically set forth.

(b) Should Lessee mortgage or transfer, assign or sublet its interest under this Lease (to the extent permitted by Paragraph 19 hereof), at Lessee’s request, Lessor will execute either an estoppel certificate addressed to a person designed by Lessee or Lessee’s mortgagee, assignee or sublessee or their assigns, or an agreement between Lessor and Lessee and said designee, mortgagee, assignee or sublessee or their assigns, stating (a) whether or not this Lease is in full force and effect; (b) whether or not the Lease has been amended and certifying as to copies of such amendments, if any; (c) whether or not there are any existing uncured defaults or events which, with notice or the passage of time, or both, would constitute defaults under this Lease and specifying the nature of such defaults or events, if any; and (d) that any notice, grace and opportunity to cure required hereunder to be given to Lessee shall be given also to such mortgagee, assignee or sublessee, or their assigns.

(c) Should Lessor mortgage or transfer, assign or sublet its interest in the Leased Premises, at Lessor’s request, Lessee will execute either an estoppel certificate addressed to person designed by Lessor or Lessor’s mortgagee, assignee or sublessee or their assigns or an agreement between or among Lessor and Lessee and such designee, mortgagee, assignee or sublessee or their assigns stating (a) whether or not this Lease is in full force and effect; (b) whether or not this Lease has been amended and certifying as to copies of such amendments, if any; (c) whether or not there are any existing uncured defaults or events which, with notice or the passage of time, or both, would constitute defaults under this Lease and specifying the nature of such defaults or events, if any; and (d) that any notice, grace and opportunity to cure required hereunder to be given to Lessor shall be given also to such person designated by Lessor.

12. Mineral Reservation. Lessor specifically excepts from this Lease and reserves unto Lessor, all Lessor’s interest in oil, gas, sulphur and other minerals, whether similar or dissimilar, in, on and under the Premises; provided, however, that Lessor shall not, as an incident to said reserved mineral interests, have any right to use or occupy or to compel the use or occupancy of any portion of the surface of the Premises; and provided, further, that any exploration, development or production operations with respect to such reserved mineral interests shall be accomplished by pooling or by directional drilling under the Premises from well sites located on tracts other than the Premises, all of which operations must be conducted in such a manner as not to disturb Lessee’s uninterrupted use and possession of the surface estate as well as such portion of the subsurface estate as may be necessary for the support and operation of the Improvements.

13. Condemnation.

(a) If any portion of the Premises is permanently taken or acquired by a Taking, this Lease shall terminate as to that portion taken or acquired. Upon the commencement of any action for Taking known by the Lessor, Lessor shall promptly provide notice to Lessee of such commencement, and Lessee shall have the full right to participate in such action, at its sole cost and expense. To the extent that the Taking materially and adversely affects the use of the Premises as contemplated by Paragraph 4 above, the Parties agree that an appropriate reduction in the Base Rent shall be made to compensate Lessee for such adverse affect. If the Parties are unable to agree on the amount of such appropriate reduction, either Party may refer the matter for resolution in accordance with the provisions of Paragraph 33 below.

(b) If the Premises are taken or acquired by Taking to such an extent as to preclude effectively Lessee’s use of the Improvements constructed thereon, then Lessor and Lessee shall meet to attempt to develop arrangements to relocate the Improvements in furtherance of the purposes hereof; provided, however, that if such arrangements cannot be mutually agreed upon, then either Party shall have the option to terminate this Lease effective as of the date of such taking or acquisition, and Lessee shall thereafter have a reasonable time (not to exceed two (2) years) to remove the Improvements from the Premises. Either Party shall exercise such option to terminate by giving the other Party written notice thereof within sixty (60) days after such Taking.

(c) Nothing herein contained shall be deemed a waiver of any right of Lessee to recover an award for damages to its ownership of the Improvements. It is expressly agreed that Lessor shall not be entitled to any portion of any Taking award (or other compensation in lieu thereof) made to Lessee for loss or depreciation to or cost of removal of any of the Improvements or other property installed by Lessee upon the Premises.

14. Damage and Restoration.

(a) DURING THE TERM EACH PARTY, AT ITS SOLE COST AND EXPENSE, SHALL PROCURE AND MAINTAIN, IN FULL FORCE AND EFFECT THE INSURANCE COVERAGES WITH THE MINIMUM COVERAGES, LEVELS, LIMITS AND CONDITIONS SET FORTH IN EXHIBIT F. THE INDEMNITY PROVISIONS SET FORTH IN THIS LEASE SHALL NOT BE CONSTRUED TO RELIEVE ANY INSURER OF ITS OBLIGATION TO PAY CLAIMS CONSISTENT WITH THE PROVISIONS OF A VALID INSURANCE POLICY. TO PREVENT DOUBLE RECOVERY FOR A CLAIM, THE INDEMNIFIED PERSON WILL REIMBURSE THE INDEMNIFYING PARTY FOR PAYMENTS OR COSTS INCURRED IN AN INDEMNITY CLAIM WITH THE PROCEEDS OF ANY JUDGMENT, INSURANCE, BOND, SURETY OR OTHER RECOVERY BY THE INDEMNIFIED PERSON FOR THE INDEMNIFIED CLAIM. EACH PARTY WILL CAUSE ITS RESPECTIVE INSURERS TO WAIVE ALL EXPRESS AND IMPLIED RIGHTS OF SUBROGATION AGAINST THE OTHER PARTY AND THE OTHER PARTY’S GROUP (AS DEFINED IN THE SEPSA, “GROUP”) TO THE EXTENT AND SCOPE OF LIABILITIES ASSUMED UNDER THIS LEASE.

(b) If the Improvements are materially damaged or destroyed by fire or other casualty or are in part demolished or materially damaged and require restoration by reason of a Taking under Paragraph 13, Lessee shall promptly notify Lessor in writing of such damage or destruction or demolition, generally describing the nature and extent of such damage or destruction.

(c) In the event of any damage to or destruction of all or any material part of the Improvements, and whether or not the insurance proceeds or Taking award on account of such damage or destruction are sufficient for the purpose, Lessee, at its expense, shall either (i) promptly commence and complete the restoration, replacement or redevelopment of the damaged portion of the Improvements suitable for the purposes permitted under Paragraph 3, as Lessee may determine, in accordance with Paragraph 4 or (ii) if Lessee elects not to commence restoration, replacement or redevelopment of the damaged portion of the Improvements, and while it determines whether conducting the same is commercially reasonable, Lessee shall place such damaged portion in such condition as may be required by Legal Requirements, so as not to constitute a hazardous condition or public or private nuisance, subject to the provisions of Paragraph 2(d) above. All restoration, replacement or redevelopment of the Improvements shall be performed in a good and workmanlike manner, in compliance with Legal Requirements, the Lyondell/Equistar Channelview Plant Contractor Safety Handbook and good industry practice.

(d) In no event (except for instances in which Lessor specifically performs or assumes responsibility for performance of work on Lessee’s behalf) does Lessor accept or assume any responsibility or liability for any work undertaken by Lessee under this Paragraph 14 or Paragraph 13, regardless of whether Lessor has reviewed, approved or been involved with any plans, drawings, Permits or regulatory process, specifications, contractor, construction contract or other aspect or element of such work.

15. Indemnities, Insurance, Liability and Remedies.

(a) “Knock-for-Knock” Indemnities. Except for Damages addressed in Section 11.11 of the Services Agreement:

(i) Lessor’s “knock-for-knock” Indemnity. LESSOR SHALL FULLY INDEMNIFY AND DEFEND THE CLI GROUP FROM AND AGAINST ANY AND ALL DAMAGES (AS DEFINED IN THE SEPSA, “DAMAGES”) TO THE EXTENT ARISING FROM INJURY TO OR ILLNESS OR DEATH OF ANY EMPLOYEE OR AGENT OF ANY MEMBER (AS DEFINED IN THE SEPSA, “MEMBER”) OF THE LCC GROUP OR FROM ANY LOSS OF OR DAMAGE TO ANY PROPERTY OF ANY MEMBER OF THE LCC GROUP, EXCEPT TO THE EXTENT CAUSED OR CONTRIBUTED TO BY THE GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF THE CLI GROUP(AS DEFINED IN THE SEPSA, “CLI GROUP”).

(ii) Lessee’s “Knock-for-Knock” Indemnity. LESSEE SHALL FULLY INDEMNIFY AND DEFEND THE LCC GROUP FROM AND AGAINST ANY AND ALL DAMAGES TO THE EXTENT ARISING FROM INJURY TO OR ILLNESS OR DEATH OF ANY EMPLOYEE OR AGENT OF ANY MEMBER OF THE CLI GROUP OR FROM ANY LOSS OF OR DAMAGE TO ANY PROPERTY OF ANY MEMBER OF THE CLI GROUP, EXCEPT TO THE EXTENT CAUSED OR CONTRIBUTED TO BY THE GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF THE LCC GROUP(AS DEFINED IN THE SEPSA, “LCC Group”).

(b) General Indemnities. Except for Damages addressed in Section 11.11 of the Services Agreement and Paragraph 15(a) of this Lease:

(i) INDEMNITY BY LESSEE. LESSEE SHALL FULLY INDEMNIFY AND DEFEND THE LCC GROUP FROM AND AGAINST ANY AND ALL DAMAGES TO THE EXTENT

(A) ARISING FROM THE DEVELOPMENT, CONSTRUCTION, OWNERSHIP, OCCUPATION, USE, POSSESSION, INSTALLATION, CONDUCT, MANAGEMENT OPERATION OR MAINTENANCE OF THE PREMISES AND OF THE IMPROVEMENTS OR ARISING FROM ANY ACTIVITY OF LESSEE IN AND ABOUT THE PREMISES OR THE IMPROVEMENTS, EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF PARAGRAPH 15(B)(II)(B),

(B) CAUSED OR CONTRIBUTED TO BY

(I) THE NEGLIGENCE OF THE CLI GROUP (EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF PARAGRAPH 15(B)(II)(C)),

(II) GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF THE CLI GROUP OR

(III) LESSEE’S BREACH OF ANY OF ITS OBLIGATIONS UNDER THIS LEASE, OR

(C) RELATING TO TAXES, ASSESSMENTS AND GOVERNMENTAL CHARGES FOR WHICH LESSEE IS RESPONSIBLE ACCORDING TO PARAGRAPH 6 OR 8, EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF PARAGRAPH 15(B)(II)(B)(II) OR 15(B)(II)(B)(III).

(D) RELATING TO ANY QUALIFIED OPERATING AGREEMENT (AS DEFINED IN THE SEPSA), EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF PARAGRAPH 15(B)(II)(B)(II).

(ii) INDEMNITY BY LESSOR. LESSOR SHALL FULLY INDEMNIFY AND DEFEND THE CLI GROUP FROM AND AGAINST ANY AND ALL DAMAGES TO THE EXTENT

(A) ARISING FROM THE DEVELOPMENT, CONSTRUCTION, OWNERSHIP, OCCUPATION, USE, POSSESSION, INSTALLATION, CONDUCT, MANAGEMENT OPERATION OR MAINTENANCE OF ITS ADJOINING PROPERTY OR ARISING FROM ANY ACTIVITY OF LESSOR IN AND ABOUT THE PREMISES OR ITS ADJOINING PROPERTY, EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF PARAGRAPH 15(B)(I)(B),

(B) CAUSED OR CONTRIBUTED TO BY

(I) THE NEGLIGENCE OF THE LCC GROUP (EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF PARAGRAPH 15(B)(I)(C)),

(II) THE GROSS NEGLIGENCE OR THE WILLFUL MISCONDUCT OF THE LCC GROUP OR

(III) LESSOR’S BREACH OF ANY OF ITS OBLIGATIONS UNDER THIS LEASE, OR

(C) RELATING TO TAXES FOR WHICH LESSOR IS RESPONSIBLE ACCORDING TO PARAGRAPH 8, EXCEPT DAMAGES THAT ARE WITHIN THE SCOPE OF PARAGRAPH 15(B)(I)(B)(II) OR 15(B)(I)(B)(III).

(c) Indemnification Procedures

(i) In order for a Person (the “Indemnified Person”) to be entitled to any indemnification provided for under this Lease in respect of, arising out of or involving a Third Party Claim(as defined in the SEPSA, “Third Party Claim”), such Indemnified Person must notify the indemnifying Party (the “Indemnifying

Person”) in writing (including copies of all papers served or delivered with respect to such Claim) of the Third Party Claim promptly following receipt by such Indemnified Person of written notice of the Third Party Claim, which notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of Damages attributable to the Third Party Claim to the extent feasible and the basis of the Indemnified Person’s request for indemnification hereunder; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any expenses incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third Party Claim.

(ii) If a Third Party Claim is made against an Indemnified Person, the Indemnifying Person shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person, provided that such counsel is not reasonably objected to by the Indemnified Person. Should the Indemnifying Person so elect to assume the defense of a Third Party Claim, the Indemnifying Person shall diligently defend such Third Party Claim and shall not be liable to the Indemnified Person for any legal expenses incurred by the Indemnified Person after such assumption by the Indemnifying Party in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Person chooses to defend a Third Party Claim, the Indemnified Person shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Provided the Indemnifying Person elects to defend the Third Party Claim and is diligently defending or settling such Claim, the Indemnified Person shall not assert in any such proceedings or otherwise any Claim (including counterclaim or cross-claim) against the Indemnifying Person or its Affiliates for indemnification or otherwise until the Third Party Claim is resolved by final judgment or settlement and any related Claims of the Indemnifying Party and its Affiliates against its insurers or other Persons (except the Parties and their Affiliates) for payment or reimbursement of all or part of the costs of the Third Party Claim and resulting Damages are finally resolved by judgment or settlement. Whether or not the Indemnifying Person assumes the defense of a Third Party Claim, unless required under applicable Legal Requirements, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Person assumes the defense of a Third Party Claim, the Indemnified Person shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Person may recommend and that by its terms obligates the Indemnifying Person to pay the full amount of the liability and be responsible for all obligations in connection with such Third Party Claim, which releases the Indemnified Person completely in connection with such Third Party Claim; provided that such release shall in form and substance reasonably acceptable to Indemnified Party. Notwithstanding the foregoing, the Indemnifying Person shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Person in defending such Third Party Claim) if the Third Party Claim seeks and has a reasonable prospect of obtaining an order, injunction or other equitable relief against the Indemnified Person that the Indemnified Person reasonably determines, after conferring with its outside counsel, cannot be separated from any related Claim for money Damages. If such equitable relief portion of the Third Party Claim can be so separated from that for money Damages, the Indemnifying Person shall be entitled to assume the defense of the portion relating to money Damages.

(iii) After it has been determined, by acknowledgment, agreement or dispute resolution provided for herein, that the Indemnifying Person is liable to the Indemnified Person under this Paragraph 15(c)(iii), the Indemnifying Person shall pay or cause to be paid to the Indemnified Person the amount of the Damage within 10 Business Days of delivery of a notice reasonably itemizing the amount of the Damage.

(iv) The indemnities contained in Paragraph 15 shall survive the termination and liquidation of the Indemnifying Person.

(v) Subject to this Paragraph 15, in the event of any payment by or on behalf of the Indemnifying Person to an Indemnified Person in connection with any Damage, the Indemnifying Person shall be subrogated to and shall stand in the place of the Indemnified Person as to any events or circumstances in respect of which the Indemnified Person may have any right or Claim against any Person (except the Parties and their Affiliates) relating to such event or indemnification. The Indemnified Person shall cooperate with the Indemnifying Person (or such guarantor) in any reasonable manner in prosecuting any subrogated Claim.

(vi) In the event any Indemnified Person should have a Claim against any Indemnifying Person under Paragraph 15 that does not involve a Third Party

Claim being asserted against or sought to be collected from such Indemnified Person, the Indemnified Person shall deliver written notice of such Claim with reasonable promptness to the Indemnifying Person which notice shall describe in reasonable detail the nature of the Claim, an estimate of the amount of Damages attributable to such Claim to the extent feasible and the basis of the Indemnified Person’s request for indemnification hereunder. The failure by any Indemnified Person so to notify the Indemnifying Person shall not relieve the Indemnifying Person from any liability that it may have to such Indemnified Person under Paragraph 15, except to the extent that the Indemnifying Person demonstrates that it has been actually prejudiced by such failure (except that the Indemnifying Person shall not be liable for any expenses incurred during the period in which the Indemnified Person failed to give such notice). If the Indemnifying Person disputes its liability with respect to such Claim, the Indemnifying Person and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with the dispute resolution procedures provided for herein.

(vii) Each Party (the employer Party) shall, after consultation with the other Party, control the court proceedings relating to any Claim (as defined in the SEPSA, “Claim”) made by an employee of the employer Party (“Employee Claim”) against any Person in either Party’s Group (whether Lessee’s Group or Lessor’s Group). After the conclusion of any such proceeding, the employer Party may then seek to determine the extent to which it may be indemnified under Paragraph 15.

(d) EXPRESS NEGLIGENCE. THE INDEMNITIES, THE RELEASES AND THE WAIVERS, ALLOCATIONS AND DISCLAIMERS OF, AND LIMITATIONS ON, LIABILITY OR REMEDIES OR RECOURSE SET FORTH IN THIS LEASE SHALL, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED, APPLY NOTWITHSTANDING THE STRICT LIABILITY OR NEGLIGENCE (INCLUDING GROSS NEGLIGENCE), WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE, OR WILLFUL MISCONDUCT OF THE PERSON (AS DEFINED IN THE SEPSA, “PERSON”) THAT IS THE BENEFICIARY THEREOF OR WHETHER DAMAGES ARE ASSERTED IN CONTRACT, IN TORT, IN WARRANTY, BY STATUTE OR OTHERWISE.

(e) CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, NEITHER PARTY NOR ITS GROUP SHALL BE LIABLE UNDER, OR WITH RESPECT TO THE SUBJECT MATTER OF, THIS LEASE OR OTHERWISE ARISING OUT OF OR RELATING TO THIS LEASE FOR EXEMPLARY, SPECIAL, PUNITIVE, TREBLE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS (EXCEPT TO THE EXTENT THAT ANY DIRECT, ACTUAL DAMAGES INCLUDE AN ELEMENT OF PROFIT); PROVIDED, HOWEVER, THAT THIS SENTENCE SHALL NOT APPLY TO DAMAGES IN RESPECT OF WHICH, BUT FOR THIS SENTENCE, THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS LEASE WOULD APPLY TO THE EXTENT THAT THE INDEMNIFYING PARTY WOULD RECEIVE INSURANCE PROCEEDS IN RESPECT OF SUCH CLAIM FOR INDEMNIFICATION.

(f) WARRANTY DISCLAIMERS. EACH PARTY ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT IT HAS ENTERED INTO THIS LEASE AND WILL BE RECEIVING (IN THE CASE OF LESSOR) RENT AND (IN THE CASE OF LESSEE) THE PREMISES AND RIGHTS THEREIN BASED SOLELY ON THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS LEASE (IF ANY) AND THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES THAT EXTEND BEYOND THOSE IN THIS LEASE. SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS LEASE (IF ANY), LESSEE ACCEPTS ALL THE PREMISES AND RIGHTS THEREIN PROVIDED UNDER THIS LEASE, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” THE PARTIES DISCLAIM AND WAIVE ANY OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THIS LEASE, THE RENT AND THE PREMISES OR THE OTHER PARTS OF THE CHANNELVIEW SOUTH COMPLEX, INCLUDING THE PHYSICAL AND ENVIRONMENTAL CONDITION OF EITHER WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. THE PARTIES ACKNOWLEDGE THAT THE STATEMENTS SET FORTH IN THIS PARAGRAPH 15(F) CONSTITUTE A CONSPICUOUS LEGEND.

(g) Exchanged Information. Each Party (the “Providing Party”) expressly disclaims, and the other Party (the “Obtaining Party”) confirms that neither it nor any Member of its Group is taking any actions (including entering into this Lease) in reliance upon, any representations or warranties, express or implied, from the Providing Party or any of Member of its Group as to the adequacy, accuracy or completeness of, or otherwise in respect of, any of the information (whether written or oral) provided or made available to, or jointly developed with, the Obtaining Party or any Member of its Group (including any projections or estimates contained therein) from time to time before and on the date hereof, including the due diligence report prepared jointly by the Parties and referenced in Section 21.8 of the SEPSA and any consensus reached, ideas discussed, solutions considered or statements made by the Operating Committee (as defined in the SEPSA) or any member thereof (collectively, the “Exchanged Information”). Each Party represents and warrants that it and its Group are sophisticated and experienced in matters relating to the subject of the Exchanged Information and have made their own independent evaluation of the Exchanged Information based on their own judgment. Any actions taken by a Party or any of its Group in reliance on the Exchanged Information shall be at its own risk, and the provision or receipt of the Exchanged Information shall not limit, otherwise relieve or otherwise affect any of the Parties’ obligations under this Lease. The representations and warranties expressly set forth in this Lease, the SEPSA or the Services Agreement shall not be considered Exchanged Information.

(h) COVENANT NOT TO SUE. EACH PARTY HEREBY EXPRESSLY WAIVES AND AGREES NOT TO ASSERT, AND SHALL CAUSE ITS GROUP NOT TO ASSERT, ANY RIGHTS, REMEDIES OR RECOURSE AGAINST THE OTHER PARTY OR ITS GROUP THAT HAS BEEN RELEASED, WAIVED OR OTHERWISE LIMITED (OR ALLOCATED AWAY FROM THE OTHER PARTY OR ITS GROUP) IN THIS LEASE.

16. Events of Default, Remedies.

(a) Events of Default. There shall be deemed to have occurred an event of default (an “Event of Default”) with respect to a Party (the “Defaulting Party”) upon the occurrence and during the continuance of any of the following events:

(i) the Defaulting Party (or in the case of Lessee, the CLI Guarantor) fails to pay any undisputed amount when due pursuant to this Lease (or, in the case of the CLI Guarantor, the CLI Guaranty) and such failure is not cured within three (3) Business Days after receiving notice of such failure from the non-Defaulting Party;

(ii) the Defaulting Party (or in the case of Lessee, the CLI Guarantor) fails to perform any obligation (other than those specifically addressed in Paragraph 16(a)(i)) under this Lease (or, in the case of the CLI Guarantor, the CLI Guaranty) and such failure is material and not cured within twenty (20) Days after receiving notice of such failure from the non-Defaulting Party; provided, however, if such default is capable of being cured and the Defaulting Party is diligently seeking to cure such default, then such period of twenty (20) Days shall be extended for such time as is necessary to cure such default up to an additional period of twenty (20) Days (so that the cumulative cure period may be no longer than forty (40) Days);

(iii) any representation or warranty made by the Defaulting Party in this Lease was untrue when made, and such misrepresentation is material and not cured within twenty (20) Days after receiving notice of such misrepresentation from the non-Defaulting Party;

(iv) either Party (or in the case of Lessee, the CLI Guarantor) consolidates or amalgamates with, or merges with or into, or transfers all or substantially all of its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer, the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Lease (or, in the case of the CLI Guarantor, the CLI Guaranty) to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other Party; or

(v) the Defaulting Party (or in the case of Lessee, the CLI Guarantor) experiences a Bankruptcy Event (as defined in the SEPSA).

(b) Remedies. Upon the occurrence and during the continuation of any Event of Default, the non-Defaulting Party shall have the right to:

(i) terminate this Lease;

(ii) suspend performance of its obligations hereunder;

(iii) seek specific performance of the obligations of the Defaulting Party hereunder;

(iv) offset any amounts the non-Defaulting Party owes to the Defaulting Party with any amounts due and owing by the Defaulting Party to the non-Defaulting Party in accordance with Paragraph 23; and/or

(v) pursue legal action for damages (subject, for the avoidance of doubt, to the releases and the waivers, allocations and disclaimers of, and limitations on, liability or remedies or recourse set forth in this Lease).

(c) Remedies Cumulative. Subject, for the avoidance of doubt, to the releases and the waivers, allocations and disclaimers of, and limitations on, liability or remedies or recourse set forth in this Lease, each right or remedy of the Parties provided for in this Lease shall be cumulative of and shall be in addition to every other right or remedy provided for in this Lease (including those set forth in Paragraph 16(b)) or available at law or in equity, and the exercise, or the beginning of the exercise, by a Party of any one or more of any such rights or remedies shall not preclude the simultaneous or later exercise by such Party of any or all other of such rights or remedies.

17. Lessor’s Default. If, at any time, Lessor defaults in the performance of any of Lessor’s covenants and obligations hereunder and such default continues for sixty (60) days after written notice thereof from Lessee to Lessor, Lessee shall have the right, in addition to any other remedy, to cure such default to the extent such cure can be effected without Lessee entering onto Lessor’s South Plant Property or otherwise affecting the operations at the Channelview South Complex and charge the full cost and expense thereof to Lessor. If Lessee elects to cure any such default, Lessee may proceed to collect all cost and expense thereof (including reasonable fees of counsel) by deduction from the Base Rent otherwise payable hereunder or in any other manner.

18. Non-Waiver. The failure of Lessor or of Lessee to insist at any time or times upon the strict performance of any term, covenant or condition hereof shall not be construed as a waiver or relinquishment in the future of any such default. Receipt by Lessor of rentals or acceptance of performance of anything required under this Lease to be performed with the knowledge of any existing default shall not be deemed a waiver of any such default or operate or be construed as an accord and satisfaction. In addition to all other remedies herein specifically provided, Lessor and Lessee shall be entitled to restrain, by injunction or other appropriate legal process, any violation or attempted or threatened violation of any term, covenant or condition of this Lease.

19. Transfer of the CLI Facility; Assignment of Lease.

(a) Lessee may not Transfer (as defined in the SEPSA, “Transfer”) all or substantially all of the CLI Facility (a) except as set forth in Article XXVI of the SEPSA, whether or not the SEPSA is then in force and effect, and (b) without a simultaneous Transfer of its rights and obligations under this Lease to the same Person as permitted in Paragraph 19(b). Any CLI Facility Transfer or CLI Facility Transfer Package (as those terms are defined in the SEPSA) shall not be made except in accordance with Article XXVI of the SEPSA, whether or not the SEPSA is then in force and effect.

(b) Lessee may not Transfer any of its rights and obligations under this Lease except (a) as provided in the immediately following sentence, (b) in connection with a Transfer permitted under Paragraph 19(a) and (c) in the case of either clause (a) or (b), also in accordance with the terms and conditions set forth in Article XXVII of the SEPSA, whether or not the SEPSA is then in force and effect, regarding the Transfer by Lessee of its rights and obligations under the SEPSA as if such terms and conditions applied to the Transfer by Lessee of its rights and obligations under this Lease instead of the SEPSA. Lessor hereby consents to the mortgage, pledge, or refinancing of any portion of the CLI Facility or of this Lease in favor of any Lenders. Lessor further agrees to execute documentation to evidence such consent; provided, that Lessor shall have no obligation to waive any of its rights under this Lease. Lessor further acknowledges that any such mortgage, pledge, refinancing or creation of security interest may require the recognition of certain rights of Lenders in the underlying documents, including the matters set forth in Sections 27.2(a), 27.2(b), 27.2(c), 27.2(d), 27.2(e), 27.2(f), 27.2(g) and 27.2(h) of the SEPSA, as if such Sections applied to the Lease instead of the SEPSA, whether or not the SEPSA is then in force and effect. Any CLI Facility Transfer or CLI Facility Transfer Package (as such terms are defined in the SEPSA) that would otherwise not be subject to this Paragraph 19(b) shall be subject to this Paragraph 19(b), whether or not this Lease is directly assigned.

(c) To the extent Lessor assigns its rights and obligations under this Lease to any purchaser of all or substantially all of the LCC Facility (except an Affiliate of LCC), Lessor shall be automatically relieved of its obligations under this Lease.

(d) Any Transfer in violation of this Paragraph 19 shall be void from the beginning and of no effect.

20. Notices. Unless otherwise provided in this Lease, any notice, consent or other communication required to be made under this Lease shall be in writing and shall be personally delivered or sent by reputable courier service, by certified mail, or by facsimile to the person and the address or facsimile number, as applicable, set forth below or such other person, address or facsimile number as the receiving Party may from time to time designate by written notice in accordance with this Paragraph 20:

If to Lessor, to:

Lyondell Chemical Company

1221 McKinney, Suite 700

Houston, TX 77010

Facsimile: (713) 951-1603

Attention: Director of U.S. Industrial Gases and Utilities

With a copy to:

Lyondell Chemical Company

1221 McKinney, Suite 700

Houston, TX 77010

Facsimile: (713) 309-2143

Attention: General Counsel

If to Lessee, to:

CoGen Lyondell

1000 Louisiana Street

Houston, TX 77002

Telecopy: (713) 767-8763

Telephone: (713) 767-8755

Attention: Jim Tharp

With a copy to:

Dynegy, Inc.

Attn: General Counsel

1000 Louisiana, Suite 5800

Houston, Texas 77002-5050

Facsimile: (713) 767-8508

All communications shall be deemed to have been duly given on (a) the date of receipt if delivered personally, (b) the date of transmission with confirmation (or, if such date is not a Business Day, the first Business Day following such date) if transmitted by facsimile, or (c) the date of delivery if sent by reputable courier service or certified mail, whichever shall first occur. As proof of such delivery, it shall be sufficient to produce a receipt showing personal service, the transmittal sheet confirming delivery to the proper person and facsimile number, the certified mail return receipt showing the correct address of the addressee and signed by the receiving Party or the receipt of a reputable courier service showing the correct address of the addressee.

21. Representations of the Parties.

(a) In connection with the execution and delivery of this Lease, Lessor represents and warrants to Lessee that:

(i) it is duly organized and validly existing under the laws of Delaware, is qualified to do business and in good standing in the state of Texas, and has all requisite power, authority, and franchises, corporate or otherwise, to enter into this Lease and perform its obligations hereunder;

(ii) the execution, delivery, and performance of this Lease have been duly authorized by Lessor and are in accordance with its organizational instruments, and that this Lease has been duly executed and delivered by an authorized representative of Lessor;

(iii) the execution, delivery, and performance of this Lease do not and will not (i) result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) under, any agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected, (ii) require any consent or approval of any owner of an equity interest in Lessor or any holder (or any trustee for any holder) of any indebtedness or other contracted obligation of Lessor or any other Person, except consents or approvals that have been obtained and are in full force and effect, (iii) violate any Legal Requirement or determination of an arbitrator or a court or other Governmental Authority except as could not reasonably be expected to result in a material adverse effect on Lessor or its ability to perform its obligations hereunder or (iv) result in the creation or imposition of any Encumbrance upon the Premises or upon lands of Lessor located adjacent thereto (or the improvements located thereon) by other than this Lease;

(iv) no litigation, investigation, or other legal, administrative, or arbitration proceeding is pending or, to the best of its knowledge, threatened against it or any of its properties or revenues, existing or future, which if adversely determined could have a material adverse effect on its ability to perform its obligations hereunder;

(v) this Lease constitutes a legal, valid, and binding obligation against it, enforceable in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity; and

(vi) Lessor has good and indefeasible title to the Premises, free and clear of all liens, Claims, security interests and encumbrances except as set forth in Exhibit C attached hereto and made a part hereof. Lessor is legally entitled to lease the surface of the Leased Premises to Lessee and to grant the Easements to Lessee for the purposes set forth in this Lease. Lessor has not granted or conveyed to any other party rights in and to the Premises which would impair or impede in any respect Lessee’s rights to use the Premises in the manner contemplated by this Lease. Without limiting the foregoing warranty, Lessor agrees to defend Lessee’s estate in and to the Premises against any parties claiming the same, by, through or under Lessor, but not otherwise.

(b) In connection with the execution and delivery of this Lease, Lessee represents and warrants to Lessor that:

(i) it is duly organized and validly existing under the laws of Texas, is qualified to do business and in good standing in the state of Texas, and has all requisite power, authority, and franchises, corporate or otherwise, to enter into this Lease and perform its obligations hereunder;

(ii) the execution, delivery, and performance of this Lease have been duly authorized by Lessee and are in accordance with its organizational instruments, and that this Lease has been duly executed and delivered by an authorized representative of Lessee;

(iii) the execution, delivery, and performance of this Lease do not and will not (i) result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) under, any agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected, (ii) require any consent or approval of any owner of an equity interest in Lessee or any holder (or any trustee for any holder) of any indebtedness or other contracted obligation of Lessee or any other Person, except consents or approvals that have been obtained and are in full force and effect, (iii) violate any Legal Requirement or determination of an arbitrator or a court or other Governmental Authority except as could not reasonably be expected to result in a material adverse effect on Lessee or its ability to perform its obligations hereunder or (iv) result in the creation or imposition of any Encumbrance upon the Improvements or Lessee’s interests in the Premises other than this Lease;

(iv) no litigation, investigation, or other legal, administrative, or arbitration proceeding is pending or, to the best of its knowledge, threatened against it or any of its properties or revenues, existing or future, which if adversely determined could have a material adverse effect on its ability to perform its obligations hereunder

(v) this Lease constitutes a legal, valid, and binding obligation against it, enforceable in accordance with its terms except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity;

(vi) Lessee has good and indefeasible title to the leasehold estate under the Existing Lease (the “Existing Leasehold Estate”), free and clear of all liens, Claims, security interests and encumbrances except as set forth in Exhibit C attached hereto and made a part hereof. Lessee has not granted or conveyed to any other Person rights in and to the Existing Leasehold Estate (or if previously granted, all such rights have been terminated and are of no further force or effect); and

(vii) during the term of its ownership by Dynegy Inc. and its successors and permitted assigns (and, to Lessee’s knowledge, prior to such term), it has not entered into or become bound by (or suffered its assets to become bound by) any material obligations which remain outstanding, other than those related to the development, construction, ownership, financing, operation and maintenance of the CLI Facility and activities related thereto.

22. Recorded Memorandum. At the request of any party hereto, the parties hereto agree to execute, acknowledge and file of record in Harris County, Texas, a memorandum evidencing and referencing this Lease and the terms hereof substantially in the form attached hereto as Exhibit E.

23. Netting, Set-Off. So long as the Parties have amounts due and owing to each other pursuant to this Lease, the Services Agreement or the SEPSA (other than Section 7.4.3 or Section 2.2 of Exhibit I thereof), then each Party shall net against any such amounts it owes pursuant to any of such agreements (including by set-off, offset, combination of accounts, deduction, retention, counterclaim, recoupment or withholding across or within each or all of such agreements) any such amounts then due and owing to it pursuant to any of such agreements, which netting, during the SEPSA Period, shall be shown in full in each Statement (as defined in the SEPSA, “Statement”) with reasonable back-up documentation detailing any netted payment. The netting provided herein is in addition to but without duplication of, and not in limitation of, any other right or remedy available to such Party (including any right of setoff, offset, combination of accounts, deduction, counterclaim, retention, recoupment or withholding), whether arising under this Lease, the Services Agreement, the SEPSA, any credit support document, or any other agreement, under applicable Legal Requirements, in equity, or otherwise. The Parties further agree that each Party’s obligation to make payments of any amounts under this Lease, the Services Agreement, the SEPSA will be satisfied and discharged by netting and making payments according to this Paragraph, Paragraph 5 and, while the SEPSA is in force and effect, Section 14.1 of the SEPSA.

24. Waiver of Landlord’s Lien. Lessor hereby subordinates all liens and Claims of Lessor against the Improvements as security for the payment of any rental or performance of Lessee hereunder, including specifically, but not limited to, any landlord’s lien, security interest or other lien to which Lessor may be entitled in equity or under law or the statutes of the State of Texas so long as, and only for so long as, the SEPSA remains in effect.

25. Survival. Each of the representations, warranties, all covenants and other obligations of the parties shall survive the execution and delivery of this Lease.

26. Further Assurances. From time to time following the execution and delivery of this Lease, at the request of any Party hereto and without further consideration, the other Party hereto shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any financial obligation) as such requesting Party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

27. Entire Agreement; Amendments. This Lease together with the SEPSA and the Services Agreement represents the final and mutual understanding of the Parties concerning its subject matter. It replaces and supersedes any prior agreements or understandings, whether written or oral. No representations, inducements, promises, or agreements, oral or otherwise, have been relied upon or made by any party hereto, or anyone on behalf of a Party, that are not fully expressed in this Lease. This Lease may be amended, modified or supplemented, but only by a written agreement duly executed by both Parties hereto. Any waiver or consent shall be effective only in the specific instance and for the specified purpose for which given. A waiver or consent shall be effective only if it is in writing and duly executed by the Party giving the waiver or consent.

28. Applicable Law. This Lease, and all provisions hereof, shall be governed by and, interpreted in accordance with, the laws of the State of Texas.

29. Severability. If any provision of this Lease is held to be unenforceable, this Lease shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Lease shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Legal Requirements.

30. Counterparts. This Lease may be executed in any number of counterparts with the same effect as if all signing Parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

31. Successors and Assigns. The covenants and agreements herein contained shall, subject to the provisions of this Lease, bind and inure to the benefit of the successors and assigns of the Parties and shall be covenants running with the land.

32. No Association, Partnership or Joint Venture; Third Party Beneficiaries. This Lease (individually or collectively with any other Material Project Document (as defined in the SEPSA)) shall not be interpreted or construed to (a) create an association, joint venture or partnership between the Parties or impose any partnership obligation or liability on either Party, or (b) create any agency relationship between the Parties or impose any fiduciary duty of any kind on either Party, or (c) create a trust or impose any trust obligations of any kind on either Party. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or act as or be an agent or representative of, or otherwise bind, the other Party. Each Party waives any and all rights that it may otherwise have under applicable Legal Requirements (including legal precedents) to make any Claim or take any action against the other Party or any of Members of its Group in respect of this Lease based on any theory of agency, fiduciary duty or other special standard of care. Nothing in this Lease shall be construed to create any duty to, or standard of care with reference to, or any liability to, any Person not a Party to this Lease, except the rights of the Group of each Party to the releases and the waivers, allocations and disclaimers of, and limitations on, liability or remedies or recourse set forth in this Lease.

33. Dispute Resolution.

(a) Initial Resolution by the Parties and Executive Senior Management. Any dispute, controversy or Claim which may arise out of or in connection with this Lease (each a “Dispute”), shall be resolved by the Parties pursuant to the provisions of this Paragraph 33(a) and Paragraph 33(b). Either Party may initiate a dispute resolution meeting between the authorized representatives of the Parties by submitting a written notice to the other Party specifically identifying the complaining Party’s Dispute. The authorized representatives shall meet in person at a mutually agreed location no later than ten (10) Business Days after the non-complaining Party’s receipt of the notice of Dispute. If those authorized representatives of the Parties are unable to resolve the Dispute no later than ten (10) Business Days of such meeting, each Party shall refer the Dispute to a senior executive of its organization, which in the case of Lessee shall also be a senior executive of the CLI Guarantor, who has not been involved with the Dispute and such senior executive shall meet with the other Party’s senior executive at a mutually agreed location no later than thirty (30) Business Days from the date of the initial meeting of the authorized representatives pursuant to the immediately preceding sentence in order to attempt to resolve the Dispute.

(b) Arbitration. Any Dispute that cannot be resolved between the Parties pursuant to Paragraph 33(a), including any matter relating to the interpretation or construction of this Lease, shall be finally and exclusively resolved by arbitration irrespective of the magnitude thereof, the amount in dispute or whether such dispute would otherwise be considered justiciable or ripe for resolution by any court or arbitration tribunal. This Lease and the rights and obligations of the Parties shall remain in full force and effect pending the award in such arbitration proceeding. Each arbitration between the Parties shall be conducted in Houston, Texas. To the extent not inconsistent with the provisions hereof, such arbitration shall be conducted pursuant to the then applicable Commercial Arbitration Rules and Mediation Proceedings of the American Arbitration Association. The arbitration shall be conducted before a tribunal composed of three arbitrators, each of whom shall be neutral, independent and generally knowledgeable and possessing appropriate industry experience regarding the nature of the type of matter in dispute.

(c) Appointment of Arbitrators. Each Party shall appoint an arbitrator, obtain its appointee’s acceptance of such appointment and deliver written notification of such appointment and acceptance to the other Party within fifteen (15) Days after delivery of a notice of arbitration. The two (2) Party-appointed arbitrators shall jointly appoint the third arbitrator (who shall be the chairperson) and obtain the acceptance of such appointment and deliver written notification of such appointment to the Parties within fifteen (15) Days after their appointment and acceptance. If a Party fails to appoint its arbitrator within a period of fifteen (15) Days after receiving notice of the arbitration, or if the two (2) arbitrators appointed cannot agree upon the third arbitrator within a period of fifteen (15) Days after appointment of the second arbitrator, then such arbitrator shall be appointed by the American Arbitration Association or as otherwise agreed to by the Parties.

(d) Procedures. Within ten (10) Business Days after the completion of the selection of the arbitration tribunal in accordance with Paragraph 33(c) (the “Arbitration Tribunal”), each of Lessee and Lessor shall deliver to the Arbitration Tribunal and to each other a notice setting forth each issue (the “Arbitration Tribunal Issue”) to be presented to the panel and the resolution of each Arbitration Tribunal Issue that it wishes the panel to reach on a word for word basis (a “Decision Proposal”), together with any information that it wishes for the panel to consider in connection with its resolution of the Arbitration Tribunal Issues. Within ten (10) Business Days after the providing of the Decision Proposals, a hearing of the Arbitration Tribunal with the Parties (the

“Hearing”) shall take place at a mutually acceptable time and place. At such time, the Parties shall have the opportunity to discuss fully between themselves and the Arbitration Tribunal, the content of such Decision Proposal and the information presented by both Parties in connection therewith. Each Party shall have the opportunity to modify their respective Decision Proposals in any manner such Party wishes for any reason, including in reaction to the information presented at such Hearing. Any such modifications shall be discussed so that when a Party changes its Decision Proposal, it shall do so with full knowledge of the content of the other Party’s revised Decision Proposal. The finalization of such Decision Proposals shall take place at such Hearing unless the Parties agree otherwise. Except as otherwise set forth herein, the Arbitration Tribunal shall render its decision within five (5) Business Days after the Hearing. In reaching such decision with respect to each Arbitration Tribunal Issue, the Arbitration Tribunal shall be required to select the resolution with respect to such Issue set forth in the Decision Proposal by one of the Parties, and shall have no authority to reach any resolution not set forth in the Decision Proposal by one of the Parties. The Parties shall be entitled to no period for discovery, provided, however, that the Arbitration Tribunal may permit document discovery upon a showing of good cause. All direct testimony shall be offered by way of affidavit. The Party submitting an affidavit shall make the affiant available for cross-examination before the Arbitration Tribunal. The Parties waive any Claim to any Damages excluded by Paragraph 15(e) and the Arbitration Tribunal is specifically divested of any power to award such Damages. All decisions of the Arbitration Tribunal shall be pursuant to a majority vote. Any interim or final award shall be rendered by written decision. The judgment of the Arbitration Tribunal shall be final and binding (i.e., not subject to appeal) on the Parties and that an arbitration award may be entered in any state or federal court having jurisdiction thereof.

(e) Other Remedies. Neither Party shall be precluded hereby from seeking, from the courts of any jurisdiction, provisional or equitable remedies of a type not then available pursuant to the arbitration rules set forth in Paragraph 33(b), including without limitation, temporary restraining orders and preliminary or permanent injunctions, nor shall the pursuit of such provisional or equitable relief constitute a waiver or modification of such Party’s right to arbitration hereunder unless such waiver is expressed in writing and signed by such Party. In the event any Person not a Party to this Lease shall commence any interpleader or similar action which either directly or indirectly raises issues which are subject to arbitration hereunder, the Parties shall seek a stay of such proceedings pending arbitration in accordance with this Lease.

(f) Performance During Dispute. The Parties shall continue to perform their respective obligations under this Lease during the pendency of any disagreement, including a good faith disagreement regarding the effectiveness or the purported termination of this Lease.

34. Survival of Obligations. Neither termination nor expiration of this Lease shall relieve the Parties of any undischarged liability in respect of the period on and prior to that termination or expiration. The liabilities described in the immediately preceding sentence, each other provision hereof that is expressly stated to survive and the indemnities, the releases and the waivers, allocations and disclaimers of, and limitations on, liability or remedies or recourse set forth in this Lease, together with any other provisions of this Lease to the extent relating to any of the foregoing (including to the discharge and enforcement thereof), shall survive the termination or expiration of this Lease.

35. Guaranty on Behalf of CLI. While this Lease is in effect, Lessee shall comply with Article XXIII of the SEPSA whether or not the SEPSA is in force and effect.

Exhibits

Exhibit A – Leased Premises

Exhibit B – Easement Parcels

Exhibit C – Permitted Encumbrances

Exhibit D – Easement Agreements

Exhibit E – Memorandum of Lease

Exhibit F – Insurance Coverage

Exhibit G – Released Tracts H, I and T

Exhibit H – Lessor’s South Plant Property

Exhibit I – Amendment to Easement Agreement

IN WITNESS WHEREOF, Lessor and Lessee have caused this Lease to be duly executed as of the day and year first above written.

LESSOR:

LYONDELL CHEMICAL COMPANY

By	/s/ Morris Gelb
Name:	Morris Gelb
Office	Executive VP / COO

LESSEE:

COGEN LYONDELL, INC.

By	/s/ Stephen A. Furbacher
Name:	Stephen A. Furbacher
Office	President

State of Texas	§
§
County of Harris	§

This instrument was acknowledged before me on September 6, 2005 by Morris Gelb, Executive VP / COO of Lyondell Chemical Company, a Delaware corporation, on behalf of said corporation.

/s/ Ruth M. Kirchhofer
Notary Public in and for State of Texas

My commission expires:

4/18/09

State of Texas	§
§
County of Harris	§

This instrument was acknowledged before me on September 1, 2005, by Stephen A. Furbacher, President of Cogen Lyondell, Inc., a Texas corporation, on behalf of said corporation.

/s/ Patricia L. Rottner
Notary Public in and for The State of Texas

My commission expires:

11/18/06

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